Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of IRIS International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, and 333-122501) and Forms S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393 and 333-118577) of IRIS International, Inc. of our reports dated February 25, 2005, relating to the consolidated financial statements and the effectiveness of IRIS International, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Los Angeles, California
March 15, 2005